Exhibit 99.1

Press Release

Contacts:	For The New York Times Company Catherine J. Mathis, 212-556-1981; mathis@nytimes.com Paula Schwartz, 212-556-5224; paula.schwartz@nytimes.com

For W. P. Carey & Co. LLC Guy Lawrence, Ross & Lawrence, 212-308-3333; gblawrence@rosslawpr.com Kristina McMenamin, 212-492-8995; kmcmenamin@wpcarey.com

This press release can be downloaded from www.nytco.com and www.wpcarey.com

THE NEW YORK TIMES COMPANY AND W. P. CAREY ANNOUNCE

CLOSING OF SALE-LEASEBACK TRANSACTION FOR A PORTION OF

THE NEW YORK TIMES BUILDING

NEW YORK, March 9, 2009 — The New York Times Company and investment firm W. P. Carey & Co. LLC announced today that they had entered into a sale-leaseback transaction for $225 million for part of the space that the Times Company owns in its New York headquarters.  The purchase was made by W. P. Carey and two of its publicly-held, non-traded REIT affiliates, CPA®:16 — Global and CPA®:17 — Global.

The transaction encompasses 21 floors, or approximately 750,000 rentable square feet, currently occupied by the Times Company.  The 52-story building, designed by Italian architect Renzo Piano and completed in 2007, is located on Eighth Avenue, between 40th and 41st Streets.

“W. P. Carey was able to clearly understand our Company, our facility and our objectives,” said Janet L. Robinson, president and CEO, the Times Company.  “Its history and outstanding reputation in the sale-leaseback industry gave us the confidence that it would be the right firm with which to do this transaction.”

“W. P. Carey continues to provide — as it has for more than 35 years — sale-leaseback financing to companies in all stages of the credit cycle,” noted Gordon F. DuGan, president and CEO, W. P. Carey.  “We are proud to work with such a world-class media company and to purchase such a world-class asset.  Today’s economic environment presents incredible challenges and opportunities, and we look forward to diligently adhering to the defensive, risk management-driven investment strategy that has provided historically solid performance.”

The lease term is 15 years and there is an option for the Times Company to repurchase the condominium interest for $250 million during the 10th year of the lease term.  The rental payment will be $24 million for the first year and will escalate through the term of the lease.  The Times Company plans to use the proceeds to retire long-term debt.

The Times Company was advised by Andrew Sachs and Michael Rotchford of Cushman & Wakefield.

The New York Times Company (NYSE: NYT), a leading media company with 2008 revenues of $2.9 billion, includes The New York Times, the International Herald Tribune, The Boston Globe, 16 other daily newspapers, WQXR-FM and more than 50 Web sites, including NYTimes.com, Boston.com and About.com.  The Company’s core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements.  These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices.  They also include other risks detailed from time to time in the Times Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 28, 2008.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

W. P. Carey & Co. LLC (NYSE: WPC) is an investment management company that provides long-term sale-leaseback and build-to-suit financing for companies worldwide and manages a global investment portfolio worth approximately $10 billion. Publicly traded on the New York Stock Exchange (WPC), W. P. Carey and its CPA® series of income-generating, non-traded REITs help companies and private equity firms unlock capital tied up in real estate assets.  The W. P. Carey Group’s investments are highly diversified, comprising contractual agreements with approximately 300 long-term corporate obligors spanning 28 industries and 14 countries. http://www.wpcarey.com

This press release contains forward-looking statements within the meaning of the Federal securities laws.   A number of factors could cause W. P. Carey’s actual results, performance or achievement to differ materially from those anticipated.   Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for office and industrial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated.  For further information on factors that could impact the Company, reference is made to the Company’s filings with the Securities and Exchange Commission.

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